                                                                    EXHIBIT 10.5


                     INTELLECTUAL PROPERTY LICENSE AGREEMENT


    This Trademark License Agreement (the "Agreement") is made as of this 31st day of December, 1998, by and between Grand Casinos, Inc., a Minnesota corporation ("Licensor"), and Lakes Gaming, Inc., a Minnesota corporation ("Licensee").

                              W I T N E S S E T H:


    WHEREAS, Licensor is the owner of various trademarks set forth on Schedule A attached hereto and incorporated by reference herein (the "Licensed Marks"), together with all copyrightable subject matter (the "Copyright Material"), trade dress, and other intellectual property currently used in the operation of the Facilities (as defined below) (such property, together with the Licensed Marks, is referred to herein as the "Intellectual Property");

    WHEREAS, Licensor's predecessors in interest are obligated in connection with certain management agreements with the Corporate Commission of the Mille Lacs Band of Chippewa Indians (the "Minnesota Tribe"), the Coushatta Tribe of Louisiana (the "Coushatta Tribe") and the Tunica-Biloxi Tribe of Louisiana (the "Tunica Tribe" and, together with the Coushatta Tribe, the "Louisiana Tribes"), respectively (the "Tribes"), to ensure the respective Tribes' licenses to use the Intellectual Property;

    WHEREAS, Licensee, through its subsidiaries, on June 30, 1998 manages various hotels, restaurants, retail and gaming facilities for the Tribes (collectively, the "Facilities");

    WHEREAS, Licensee desires the right to use the Intellectual Property in connection with its management of the Facilities; and

    WHEREAS, Licensor desires to grant to Licensee a non-exclusive license to use the Intellectual Property on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

I.  GRANT OF LICENSE.

    Licensor hereby grants to Licensee, subject to the terms and conditions contained herein, (i) a worldwide, royalty-free, and non-exclusive right and license (the "Minnesota License") to (A) reproduce, distribute, perform, and display the Copyright Material and (B) use the other Intellectual Property, in each case, solely in connection with Licensee's management of the Facilities of the Minnesota Tribe, and (ii) a worldwide, royalty-free, and non-exclusive right and license (the "Louisiana License" and, together with the Minnesota License, the "License") to (Y) reproduce, distribute, perform, and display the Copyright Material and (Z) use the other Intellectual Property, in each case, solely in connection with Licensee's management of the Facilities of the Louisiana Tribes; provided, however, that Licensee may, in accordance with this

Agreement, sublicense the Intellectual Property to the Minnesota Tribe after the termination of its management agreement with the Minnesota Tribe for use solely in connection with the operation of the Facilities of the Minnesota Tribe. The term of the Minnesota License shall be perpetual and the term of the Louisiana License shall expire upon the termination (after any renewals and extensions thereof) of the Amended and Restated Management and Construction Agreement, dated as of February 25, 1992, between the Coushatta Tribe and Grand Casinos of Louisiana--Coushatta, and the Amended and Restated Management & Construction Agreement, dated as of November 1, 1991, by and between the Tunica Tribe and Grand Casinos of Louisiana--Tunica-Biloxi (collectively, the "Louisiana Management Agreements"). THE INTELLECTUAL PROPERTY MAY ONLY BE USED IN A MANNER CONSISTENT WITH THE USE OF SUCH INTELLECTUAL PROPERTY DURING THE YEAR PRECEDING THIS AGREEMENT. LICENSEE SHALL NOT USE ANY OF THE INTELLECTUAL PROPERTY ON PRODUCTS OR SERVICES BEYOND THOSE PRODUCTS OR SERVICES IN USE BY LICENSOR WITH RESPECT TO THE FACILITIES AS OF THE DATE OF THIS AGREEMENT WITHOUT LICENSOR'S PRIOR WRITTEN CONSENT, WHICH CONSENT MAY BE WITHHELD AT LICENSOR'S SOLE DISCRETION.

II. QUALITY CONTROL; COVENANTS OF LICENSEE

    Section 2.1. Standards. Licensor is familiar with the quality of the goods and services to be provided by Licensee at the Facilities and finds, at the present time, the quality of such goods and services to be acceptable. All goods and services to be provided by the Licensee under a Licensed Mark shall be provided substantially in accordance with the quality standards of Licensor now in place, or with such other quality standards as Licensor reasonably may establish from time to time.

    Section 2.2. Limitations on Use of the Licensed Marks. In its use of any Licensed Mark, Licensee shall faithfully reproduce such mark's design, coloration and appearance, as such design, coloration and appearance may be modified from time to time by Licensor. Licensee shall not modify the design, coloration or appearance of a Licensed Mark unless requested to do so in writing by the Licensor of such Licensed Mark. Licensor shall provide Licensee with not less than thirty (30) days advance written notice of any changes to said specifications. During such thirty (30) day period, Licensee may continue to follow prior specifications; provided, however, that Licensee shall immediately cease all use of the prior specifications if Licensor purchases all materials prepared in accordance with the prior specifications from Licensee at Licensee's cost for said materials. All displays of a Licensed Mark by Licensee shall bear such copyright, trademark, service mark and other notices as Licensor shall reasonably require, and Licensee shall adhere to any other reasonable and customary posting requirements developed by Licensor with respect to such Licensed Mark. Licensee shall not use a Licensed Mark as part of, or display such Licensed Mark in conjunction with, any other names or marks except with Licensor's prior written approval. Licensee shall not use a Licensed Mark or any confusingly similar or diluting mark, term or design, except as expressly authorized in this Agreement, and Licensee shall not attempt to register or aid any third party in using or attempting to register any such mark, term or design. Licensee shall not use a Licensed Mark in any manner that will indicate that it is using such Licensed Mark other than as a licensee.

    Section 2.3. Samples. Licensor shall have the right, at reasonable times and with prior notice, to inspect any Facility and any goods or services (including any advertising and



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

promotional materials) provided by Licensee that bear a Licensed Mark at any time for the purpose of determining whether they have met or are meeting the quality standards required under this Agreement. Licensee shall promptly produce and deliver (at its own expense) to Licensor such examples of its use of the Licensed Marks as Licensor reasonably shall request. All such sample materials shall be deemed to be confidential information of Licensee that is subject to the conditions of Section 9.1 of this Agreement.

III. OWNERSHIP, MAINTENANCE, POLICING AND PROTECTION

    Section 3.1. Ownership; Enhancements. Licensee acknowledges that Licensor is the sole and exclusive owner of the Intellectual Property, subject to the License provided hereunder. Licensee agrees that it has no right, title or interest in or to any Intellectual Property, except as expressly set forth in
Section 1. Licensee agrees that all uses of any Intellectual Property by Licensee and third parties and the goodwill associated with such uses shall inure solely to the benefit of Licensor. Upon termination of its rights to use any Intellectual Property as provided in this Agreement, all right and interest of Licensee in and to such Intellectual Property shall revert fully to Licensor. Licensee agrees, if requested by Licensor, to cooperate fully with Licensor in recording appropriate documents evidencing Licensor's ownership of any Intellectual Property. Licensee agrees to take no action inconsistent with Licensor's ownership of and interest in its Intellectual Property. Licensee shall not attack the validity of Licensor's ownership of the Intellectual Property or any of the terms of this Agreement, or assist any third party in doing any of the same.

    Section 3.2. Licensee Intellectual Property. Notwithstanding the foregoing, Licensee may, from time to time, develop or otherwise acquire interests in various trademarks, copyrights, trade dress and other intellectual property in connection with its operation of the Facilities. The parties agree that such intellectual property shall be the sole property of Licensee, provided, however, that, to the extent that any new works created by Licensee constitute a derivative work of authorship based upon the Intellectual Property, then the same shall become the exclusive property of Licensor and will become a part of the Intellectual Property subject to the License under this Agreement.

    Section 3.3. Maintenance. Licensor shall use reasonable and good faith efforts at its expense to protect the Intellectual Property such as by renewing and maintaining, where appropriate, federal trademark registration, copyright registration, and the protection of trade dress. Neither Licensee nor Licensor will undertake any action which shall in any manner reduce, diminish, eliminate or jeopardize the effect and enforceability of the Intellectual Property.

IV. PAYMENT OF LICENSE FEE

    Licensee agrees to pay, and Licensor agrees to accept, a one-time license fee in the amount of Ten Dollars ($10.00) as full consideration for all rights granted to Licensee by this Agreement.







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

V.  NON-COMPETITION

    So long as the License remains in effect with respect to any Tribe, Licensor agrees that it will not itself, and will not authorize any other individual, corporation, partnership, unincorporated association, or other entity, to use the Intellectual Property in connection with the operation of any hotel, restaurant, retail, gaming or other facility of a similar type or nature within a 20 mile radius of the Facility owned by such Tribe.

VI. LIMITATION OF LIABILITY; INDEMNITY

    The Intellectual Property is provided to Licensee "As Is." Licensor disclaims any express or implied warranty, including non-infringement, with respect to the Intellectual Property. In no event shall Licensor be liable for any matter whatsoever relating to the use of the Intellectual Property by Licensee or any assignee or sublicensee of licenseE.

    Licensee shall indemnify, defend and hold harmless Licensor, its past and present affiliates, subsidiaries, other related companies, licensees and properties, and each of the foregoing entities' respective past and present employees, representatives, directors, officers, partners and agents (each, a "Licensor Indemnitee"), from and against any and all costs, liabilities and expenses, including, without limitation, interest, penalties, attorney and third party fees, and all amounts paid in the investigation, defense and/or settlement of any claim, action or proceeding (collectively, "Expenses"), that relate to the provision or promotion of goods or services by any Licensee, or assignee or sublicensee of Licensee, under any Intellectual Property, notwithstanding any approval which may have been given by Licensor with respect to the provision or promotion of such goods or services; provided, however, that Licensee shall have no obligation to indemnify, defend and hold harmless any Licensor Indemnitee from any Expenses resulting from any claim of any third party that the use of such Intellectual Property is infringing upon such third party's proprietary rights, unless such claim of infringement arises from Licensee's failure to comply with the terms of this Agreement.

    If any claim or action is asserted against Licensor that would entitle Licensor to indemnification, the indemnification provisions in that certain Distribution Agreement, dated as of December 31, 1998, between Licensor and Licensee (the "Distribution Agreement") shall govern.

    Licensee shall provide Licensor with prompt written notice of any unauthorized uses by third parties of any Intellectual Property, or of confusingly similar or diluting trademarks, service marks, trade names, terms or designs, which come to the attention of Licensee. Licensor shall have the right, in its sole discretion, to commence infringement or unfair competition actions regarding any unauthorized use by third parties of the Intellectual Property or any confusingly similar or diluting devices. Licensee shall cooperate with and assist Licensor in its investigation and prosecution of any of the foregoing.







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

VII. TERM AND TERMINATION

    Section 7.1. Term. Except as otherwise provided in Section 7.2, this Agreement shall expire upon the later to occur of the expiration (or earlier termination) of the Louisiana License and the Minnesota License.

    Section 7.2.   Termination.  This Agreement may be terminated as follows:

    7.2.1. If Licensee makes an assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct Licensee's business or affairs, or if Licensee is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt without prior notice or legal action by Licensor.

    7.2.2. Licensor may terminate this Agreement upon thirty (30) days' advance written notice to Licensee in the event of Licensee's material breach of any provision of this Agreement unless Licensee has cured such breach during such thirty (30) day period.

    7.2.3. Licensee may terminate this Agreement upon ninety (90) days' advance written notice to Licensor.

    Section 7.3. Effect of Termination. Upon termination of this Agreement, Licensee shall, as soon as is reasonably possible thereafter, and in any event within sixty (60) days following the date of termination, cease and desist in Licensee's use of the Intellectual Property; provided, however, if Licensee makes no reasonable and good faith attempt to cure the breach within 30 days of Licensee's receipt of the notice of the breach such sixty (60) day period shall be deemed to have begun upon the date Licensee received notice of the breach. Licensor's and Licensee's respective obligations under Article VI and Sections 3.1, 3.2, 7.3, 9.1, 9.4, 9.5 and 9.6 shall survive termination of this Agreement.

VIII. COOPERATION WITH AND COMPLIANCE WITH GAMING AUTHORITIES

    Section 8.1. The parties will cooperate in good faith with, and will use their best reasonable efforts to comply with the requirements of, any and all gaming authorities respecting their activities pursuant to this Agreement.

    Section 8.2. Notwithstanding anything to the contrary set forth herein, all rights of any party hereunder, including any right to terminate the rights of other parties hereunder, shall be applied as may be required by any applicable gaming authorities.

IX. MISCELLANEOUS

    Section 9.1. Confidential Information. Each party agrees that all information disclosed by one party to another pursuant to this Agreement (the "Confidential Information") shall be maintained in confidence and not be released to any third party for any reason whatsoever, excluding such parties' counsel, agents, auditors, or lenders. However, a party may release the Confidential Information to a third party upon the prior approval of the other party (such approval not to be unreasonably withheld, conditioned, or delayed), upon court order, or as such party in




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good faith believes, based upon the advice of counsel, is required by any rules, regulations, or laws. Notwithstanding the previous sentence, in the event that a party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or otherwise) to disclose any information, such party shall provide the other with prompt prior written notice of such requirement so that the other party may seek a protective order or other appropriate remedy to minimize disclosure of the Confidential Information. In the event that such protective order or other remedy is not obtained, or the other party approves the disclosure, the disclosing party agrees to furnish only that portion of the Confidential Information that the disclosing party in good faith believes, based upon the advice of counsel, is legally required, and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such information. Each party shall cease use of all Confidential Information that any party has obtained from the other upon the expiration or earlier termination of this Agreement. Neither party shall disclose or otherwise make available any Confidential Information to any person other than employees, consultants, or auditors of such party with a need-to-know or except as required by court order or as such party in good faith believes, based upon the advice of counsel, is required by any rules, regulations, or laws. Each party shall instruct its employees who have access to the Confidential Information to keep the same confidential by using the same care and discretion that such party uses with respect to its own confidential property and trade secrets.

    Section 9.2. Assignment. None of the rights, benefits, or obligations under this Agreement shall be assigned or assignable or transferred or transferrable or sublicensed or sublicenseable by Licensee (in each case, by operation of law or otherwise); provided, however, that Licensee may sublicense the Intellectual Property to the Tribes for use exclusively in connection with the Facilities. Upon any transfer, assignment or sublicense entered into in accordance with this
Section 9.2, such assignee or sublicensee shall enter into an assignment or sublicense agreement with Licensee, in a form reasonably satisfactory to Licensor, pursuant to which such assignee or sublicensee agrees to comply with, and be bound by, the terms of this Agreement and acknowledges the status of Licensor as an intended third party beneficiary of such assignment or sublicense agreement. If requested by Licensor, such assignee or sublicensee shall also execute an instrument or instruments pursuant to which such assignee or sublicensee shall be bound by, and become a party to, this Agreement. Any purported assignment or sublicense by Licensee not in compliance with the terms of this Agreement shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

    Section 9.3. Relationship of Parties. Nothing in the Agreement shall be construed to create any relationship among the parties of agency, partnership, franchise, or joint venturers or render any party liable for any debts or obligation incurred by any other party hereto. No party is authorized to enter into agreements for or on behalf of any other party hereto, to collect any obligation due or owed to any such party, or to bind any other party in any manner whatsoever.

    Section 9.4. Arbitration. Any dispute between Licensor and Licensee under this Agreement shall be resolved by arbitration by an arbitrator selected under the rules of the American Arbitration Association (located in Minneapolis, Minnesota or Mississippi, as the parties mutually agree) and the arbitration shall be conducted in that same location under the rules of said Association. Licensor and Licensee shall each be entitled to present evidence and




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

argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination, and shall furnish to each party a signed copy of such determination.

    Section 9.5. Attorneys' Fees. If any party commences an action against the other with respect to this Agreement, the prevailing party in such action shall be entitled to an award of reasonable costs and expenses of mediation, arbitration, and/or litigation, including reasonable attorneys' fees, to be paid by the non-prevailing party.

    Section 9.6. Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate, and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof, and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

    Section 9.7. Notices. Any notices required or permitted to be given under this Agreement shall be deemed sufficiently given if mailed by registered mail, postage prepaid, addressed to the party to be notified at its address shown below; or at such other address as may be furnished in writing to the notifying party:

                  Licensor:            Grand Casinos, Inc.
                                       3930 Howard Hughes Parkway, 4th Floor
                                       Las Vegas, Nevada  89109
                                       Attention:  General Counsel
                                       Facsimile:  (702) 699-5179

                  Licensee:            Lakes Gaming, Inc.
                                       130 Cheshire Lane
                                       Minnetonka, MN  55305
                                       Attention:  Lyle Berman
                                       Facsimile: (612) 449-7003


    Section 9.8. Entirety of Agreement. This Agreement (including the schedule hereto) and the Distribution Agreement contain the entire agreement and understanding between the parties hereto, and supersedes any prior or contemporaneous agreement or understanding related to the subject matter hereof and thereof. There are no oral understandings, terms or conditions, and neither party has relied upon any representations, expressed or implied, not contained in this Agreement. This Agreement may not be changed orally, but only by agreement in writing, executed by both parties.





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

    Section 9.9. No Third Party Beneficiaries. Notwithstanding anything to the contrary herein, this Agreement is for the sole and exclusive benefit of the parties hereto and nothing herein is intended to give or shall be construed to give to any person or entity other than the parties hereto any rights or remedies hereunder.

    Section 9.10. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

    Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

    Section 9.12. Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

    IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.





                              GRAND CASINOS, INC. - LICENSOR:


                              By:      /s/ Timothy Cope
                                 ------------------------------------------

                                 Its:        CFO
                                     --------------------------------------



                              LAKES GAMING, INC. - LICENSEE:


                              By:      /s/ Timothy Cope
                                 ------------------------------------------

                                 Its:        CFO
                                     --------------------------------------





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


                                   SCHEDULE A

                GRAND CASINO/MISSISSIPPI ASSETS, INC. TRADEMARKS



MARK                                      REG/SER. NO.      GOODS/SERV.                          CLASS        STATUS
----                                      ------------      -----------                          -----        ------

CAR A DAY GIVEAWAY (Minn.)                MN 20,934         Gaming and gambling promotion        35, 42       Registered 6/24/93

GRAND ADVANTAGE PLAYERS                   1,733,707         Providing casino entertainment       41           Registered 11/17/92
CLUB and Design                                             services

GRAND ADVANTAGE PLAYERS                   1,954,157         Casino entertainment services        41           Registered 2/6/96
CLUB

GRAND ADVANTAGE PLAYERS                   MN 19,005         Casino services.                     41           Registered 3/10/92
CLUB (Minn.)

GRAND CASINO KID QUEST                    1,805,598         For childrens day care and           42           Registered 11/16/93
                                                            supervised activity center services

GRAND CASINOS, INC.                       1,735,194         Casino planning and management       35           Registered 11/24/92
                                                            services

GRAND CASINOS, INC.  (Minn.)              MN 19,006         Casino planning and management       35, 42       Registered 3/10/92
                                                            services

GRAND CASINOS, INC. and Design            2,028,123         Providing casino services            42           Registered 1/7/97

LB'S GRILL                                1,943,593         Restaurant                           42           Registered 12/26/95

LITTLE WINNERS                                              T-shirts, shirts, dresses, pants,    25           New application
                                                            shorts, robes and caps

MARKET PLACE BUFFET                       1,922,653         Restaurant                           42           Registered 9/26/95

RAPID CHANGE                              1,894,870         Currency change making machines as   9            Registered 5/23/95
                                                            components of electronic gambling
                                                            machines

RAPID CHANGE  (Minn.)                     MN 21,406         Machines applied to gaming devices   7            Registered 10/20/93
                                                            that accept paper currency which is
                                                            applied toward valid plays on the
                                                            gaming devices to which the machines
                                                            are attached

SHOW & TELL BLACKJACK                     1,740,296         Providing casino entertainment       41           Registered 12/15/92
                                                            services

SIMPLY THE BEST!                          1,934,446         Casino services                      41           Registered 11/7/95

THERE'S MORE THAN ONE                     1,857,026         Casinos                              41           Registered 12/4/94
REASON TO CALL US GRAND

THERE'S MORE THAN ONE                     MN 21,463         Casino services                      42           Registered 11/2/93
REASON TO CALL US GRAND
(Minn.)